COLLABORATION AGREEMENT

THIS AGREEMENT dated the 16th day of March, 2023 (the "Effective Date"), and made,

BETWEEN:

BLENDER BITES LIMITED, a corporation existing under the Business Corporations Act (British Columbia), and having an address located at Suite 800, 1199 West Hastings Street, Vancouver, British Columbia, V6E 3T5

(the "Company")

AND:

HOUGH, INC., a corporation existing under the laws of Tennessee with a delivery address at 9595 Wilshire Boulevard, Suite 201, Beverly Hills, California 90212, Attn: Jeremy G. Mohr, Esq.

(the "Lender")

WHEREAS:

A. The Company is in the business of the production and distribution of natural and organic pre-packaged frozen food smoothie products (the "Products") marketed to retail consumers (the "Business") (for the avoidance of doubt, "Products" are limited to the Blender Bites 1-Step Smoothie or Frappes or a natural and organic pre-packaged frozen food smoothie product line extension thereof originated by Company, and does not include supplements, protein powers or similar additives, blenders, nor any other food or other products related to smoothies or similar beverage products);

B. The Lender holds the rights to the services and likeness of Julianne Hough ("JH"), an American dancer, actress, singer and public figure; and

C. The Company desires to engage (the "Engagement") JH, through the Lender, to serve as an ambassador of the Business to raise awareness of the Company and promote the Business by providing the services (the "Services") and producing the digital media, audio, video, written and photographic content related to the Business and Products marketed by the Company (the "Produced Content") both as more particularly set out in Schedule "A".

NOW THEREFORE in consideration of the premises and covenants contained in this Agreement, the parties agree as follows:

1. CONTENT PRODUCTION

1.1 The Company hereby engages the Lender to develop the Produced Content and to provide the Services. The Lender hereby agrees that the Produced Content will be produced during the Term (as defined herein). For clarity, "Produced Content" includes content created and furnished by Lender, as well as content Company produces from materials captured or created during the Production Days (as defined in Schedule A hereto) and content shoots described in Schedule "A" and which Company intends to use for advertising and promotion of the Products and Business hereunder.

1.2 The Lender and the Company will share editorial control over the form and content of the Produced Content. In the event that the parties to this Agreement disagree on the form or content of the Produced Content, the Lender shall have final authority to determine the same. Once finalized, the Company will not further modify the Produced Content without the prior written consent of the Lender. Without limiting the generality of the foregoing, the Produced Content shall be subject to the Lender's approval rights and the limitations and restrictions on usage rights as set forth in Section 2.3 below.

1.3 Subject to the provisions of this Agreement (including, but not limited to, the terms of Section 2.3 below), the Company will have the Worldwide right to use the approved Produced Content throughout the Term and for the Trailing Usage Period (as defined below), it being acknowledged that Produced Content posted on social media channels in accordance with this section may remain on such channels as archived content but may not, after the Trailing Usage Period, be re-posted, boosted or otherwise promoted.

For the purpose of this Agreement, "Trailing Usage Period" shall mean a usage period for Produced Content running from the date that it is produced during a Production Day to a date that is twelve (12) months after such Produced Content was captured during such Production Day. For clarity, there will be three (3) Trailing Usage Periods, and each will be specific and limited to the Produced Content captured in each of the three (3) Production Days.

1.4 The Company will use commercially reasonable efforts to work with the Lender during the Term to arrange periodic updates to the Produced Content to ensure the Produced Content remains current.

2. DISTRIBUTION OF PRODUCED CONTENT

2.1 The Lender will not distribute, re-produce or make publicly available any Produced Content without the prior approval of the Company.

2.2 Subject to the terms of this Agreement, during the time period set out in Section 1.3 of this Agreement, the Company shall have the Worldwide right to utilize the likeness and name of JH as necessary for the Company's permitted use of the Produced Content and for public disclosure describing the shareholders and investors in the Company and successors, provided that the Company's usage of JH's likeness and name are consistent with her status and reputation as a dancer, actress, singer and public figure. Where the Company intends to utilize the likeness and name of JH, it will provide the Lender with sufficient advance notice and the particulars of the intended use and will obtain the approval of the Lender for such use, which approval may not be unreasonably withheld.

2.3 Notwithstanding anything to the contrary contained herein, it is expressly acknowledged and agreed that, unless specifically approved by the Lender in writing,: (a) the final edit of any and all materials embodying JH's name and/or likeness (including, without limitation, the Produced Content) ("Materials") shall be subject to the Lender's approval prior to any use thereof; (b) the Lender-approved Materials may be used by Company solely via digital and print media (no out-of-home or television advertising), solely during time period set out in Section 1.3 of this Agreement, and solely to promote the Products (no other products of Company) and the general Business of Company; and (c) there may be no use of the Materials in connection with third party co-promotions or tie-ins, nor any other use of the Materials which suggests an endorsement by JH of, or an affiliation between JH and, any other company, product or service (including, without limitation, retailers of the Products and/or partners or affiliates of Company).

2.4 the Lender represents and warrants to the Company that it holds the full right and authority to license and authorize the worldwide use of JH's likeness and name in Materials as approved by the Lender hereunder.

3. CONSIDERATION

3.1 For and in consideration of the development and use of the Produced Content and the provision of Services in accordance with this Agreement, the Company agrees to pay Lender USD$500,000 (the "Consideration Payment") as follows:

(a) an initial payment of USD$300,000 will be paid upon the commencement of the Term; and

(b) the balance of the Consideration Payment will be paid on the date which is six (6) months following the Effective Date.

3.2 All cash payments comprising the Consideration Payment will be made by electronic wire transfer to such account as is designated by the Lender from time to time. The Lender will invoice the Company for the Consideration Payment in advance, and the Consideration Payment will be inclusive of any taxes or fees.

3.3 In addition to the Consideration Payment, the Company will pay to the Lender-designated third parties or shall reimburse the Lender for all pre-production, production and post production costs and expenses incurred in producing the Produced Content and all out- of-pocket disbursements incurred in performing the Services, including any "glam" and wardrobe services and costs in connection with the provisions of the Services, provided that such costs and expenses are approved by the Company prior to being incurred (Company may not withhold approval of costs and expenses which are customary and commensurate with services for JH on other projects). In addition, and if required in connection with the Services, the Company agrees to pay for and provide the Lender and up to two (2) of the Lender's representatives with first class roundtrip air fare, 5-star lodging, if required, and exclusive ground transportation.

3.4 In addition to the Consideration Payment, at Lender's request at anytime prior to the conclusion of the Term (or upon conclusion of the Term if not previously requested), the Company will issue to the Lender (or its designee) 307,000 common shares (the "Consideration Shares") of the Company, as presently constituted as fully paid up and non-assessable shares.

3.5 During the Term, the Lender will be entitled to participate in any equity compensation plans offered to consultants of the Company at the time. Entitlement to compensation will be at the discretion of the board of directors of the Company, and the terms and conditions of any such incentive plan.

3.6 Upon commencement of the Term, the Lender will be entitled to receive an initial grant of 80,000 incentive stock options, entitling the Lender to acquire an equivalent number of common shares of the Company at the market price of the Company's common shares on the date of grant, along with 20,000 restricted share units of the Company entitling the Lender to receive an equivalent number of common shares of the Company upon vesting.

3.7 The Lender acknowledges that all securities issued in connection with the Engagement will be subject to restrictions on resale prescribed by applicable securities law and the policies of the Canadian Securities Exchange.

3.8 In addition to the Consideration Payment, the Consideration Shares, the stock options and the costs and expenses to be covered by Company, Company shall further pay a yearly USD$20,000 fee to the Lender's designated public relations team (payment schedule to be designated by the Lender). No additional fees shall be owed by the Company to any third party in connection with this Agreement or the Lender's services or grant of rights herein, notwithstanding whether such third party has a right to receive compensation from the Lender in connection with her services and the grant of rights herein.

4. TERM

4.1 This Agreement will commence immediately upon the Effective Date and any obligations of the Lender hereunder will terminate twelve (12 months) after the Effective Date (the "Term"), unless extended or terminated earlier by the mutual agreement of the parties.

4.2 Notwithstanding Section 4.1 above, it is acknowledged that this Agreement shall continue to be in force until the end of the expiration of the last Trailing Usage Period, unless extended or terminated earlier by the mutual agreement of the parties.

4.3 In the event of (a) the death of JH or (b) any of Inappropriate Conduct by JH during the Term, the Company may elect, at its discretion, to either (i) have this Agreement continue in full force and effect, or (ii) terminate the Agreement immediately upon written notice to Lender.

4.4 Following termination of this Agreement pursuant to Section 4.2 of this Agreement, the Company will have no further rights to use of Materials but the parties will remain bound by the confidentiality and non-disparagement provisions set forth in Section 5 of this Agreement.

5. CONFIDENTIALITY AND NON-DISPARAGEMENT

5.1 The parties hereby agree that the terms, conditions and existence of this Agreement and any discussions leading up to the execution of this Agreement (collectively, the "Confidential Information"), will be treated on a confidential basis. Each of the parties covenants to the other that it will not at any time, other than in accordance with the terms of this Agreement, disclose the Confidential Information (other than to professional advisors) without the prior written approval of the other parties to this Agreement, subject to required disclosure to regulatory authorities and as otherwise necessary to enforce the terms hereof or as required by law or by securities regulations. The parties covenant and agree to keep confidential the Confidential Information except for such information which:

(a) is generally available to the public;

(b) is required to be disclosed by a party to any regulatory body having jurisdiction over the parties hereto;

(c) is required in the reasonable opinion of a party or its counsel to be disclosed publicly; or

(d) is made available to the other party on a non-confidential basis from a source other than a party to this term sheet or their representatives.

5.2 None of the parties will make any public announcement concerning this Agreement or the related negotiations without the prior written approval of the other parties to this Agreement, except as may be required by law or by securities regulations, and where such requirement is evidenced by written order. Where such an announcement is required, the party required to make the announcement will inform the other parties of the contents of the proposed announcement and will make reasonable efforts to obtain the other parties' approval for the announcement, which approval may not be unreasonably withheld.

5.3 the Lender acknowledges that the Company will be required by applicable law to disclose the issuance of the Consideration Shares. In doing so, the Company will be required to complete publicly available filings with regulatory authorities and, if so required, the Lender hereby consents to such disclosure by the Company. The parties hereby agree that any such disclosure shall not provide commentary regarding the circumstances under which this Agreement has been entered.

5.4 The parties hereby covenant that they will not make any disparaging or negative statements, whether written or oral and whether express or implied, about the other party (or each of their respective, officers, directors, shareholders, employees, agents, successors, administrators and assigns) to any persons or other entities, except where compelled by law to do so.

5.5 The Company shall not make any use of the Materials nor JH's name or likeness which damages or adversely affects the good name, goodwill, reputation or image of JH.

6. INTELLECTUAL PROPERTY

6.1 the Lender acknowledges that the Company exclusively owns all right, title and interest in and to the Company's trademarks and that the Company shall exclusively own all right title and interest in and to any logos, designs, slogans, taglines, trademarks, service marks, characters, personas, copyrights, patents, trade secrets, creative content, phrases, ideas announcements, titles or other forms of intellectual property solely created by the Company (and/or its agents) in connection with this Agreement (excluding JH's name and likeness, to the extent embodied thereof). To the extent required under the applicable copyright laws regarding ownership of the Produced Content produced hereunder or the content or use thereof, the product of the Lender's services hereunder will be considered "works made for hire", specially commissioned and/or made in the course of services rendered, or, if not legally capable of being considered as such, then and in such event, the Lender hereby irrevocably and unconditionally assigns to Company any and all rights, title and interest the Lender may have in or to such Produced Content, subject to approval rights set forth in Section 1.2 and Section 2.3 of this Agreement and provided that such Produced Content are only exploited during the Term, and where applicable, pursuant to Section 1.3 of this Agreement, and in the territory as expressly authorized hereunder (i.e., notwithstanding Company's ownership of Produced Content, the Lender retains rights to JH's name and likeness and any Produced Content embodying JH's name and/or likeness may be used solely during the Term, and where applicable, pursuant to Section 1.3 of this Agreement, to promote the Products and the Business as permitted hereunder). Without limiting the foregoing, the Lender waives any so called "moral rights" or "droit morale" in connection with the use by the Company of the Produced Content pursuant to the terms of this Agreement. The Lender shall reasonably cooperate with the Company in its efforts to obtain and maintain protection for such right, title and interest, including by promptly executing any documents as may be required by law in connection therewith provided that all costs in connection with the foregoing will be borne by the Company.

7. INDEPENDENT LEGAL ADVICE

7.1 The Lender acknowledges and agrees that it has been afforded the opportunity to consult with independent legal counsel in connection with the entering into of this Agreement. By entering into this Agreement, the Lender hereby confirms that it has either sought the requisite independent legal advice in connection with the transactions contemplated by this Agreement, or has waived her right thereto.

8. NO EXCLUSIVITY

8.1 The parties acknowledge and agree that the engagement of the Lender to develop the Produced Content is not on an exclusive basis and this Agreement shall not be construed as preventing the Company from engaging third-parties to assist in the production of content and materials necessary to market the Business. The Company further acknowledges that the Lender and JH are involved in other business activities involving the production of content and the marketing of products and business ventures, and this Agreement shall not be construed as to prevent the Lender from engaging in any such activities.

9. COMPLIANCE AND CONDUCT

9.1 If JH shall commit any act at any time during the Term which is first publicized by reputable media outlets during the Term and involves moral turpitude which, as determined by Company in its reasonable and good faith business opinion, brings the Company into public disrepute, scandal or ridicule, and reflects unfavorably upon the Company, or if JH is convicted of a crime ("Inappropriate Conduct"), the Company shall have the right to terminate this Agreement, effective immediately upon written notice. The Company shall be relieved of any obligation to pay over any remaining unpaid sums as of the termination date but shall also cease immediately any further use of any of the Produced Content or other materials embodying JH's name and/or likeness, and exercise of any rights granted hereunder.

9.2 Each party represents and warrants to the other party that such party will comply with all applicable laws, rules and regulations, including the Federal Trade Commission's "Guides Concerning the Use of Endorsements and Testimonials in Advertising" (or equivalent in any jurisdiction).

9.3 Company further represents and warrants that the Products (and any advertising therefor) shall be produced, marketed, distributed and sold in full compliance with all laws and regulations, and shall not violate or infringe upon the rights of any third parties.

9.4 Company agrees to defend, indemnify and hold JH and the Lender harmless against any and all claims, expenses, losses, causes of action (including, but not limited to, reasonable attorney's fees and court costs), damages or liabilities (collectively, in this paragraph, called "Losses") incurred in connection with providing the Services to the Company, or in connection with the marketing and sale of the Products, provided, however, that in no event shall the Company be liable under this paragraph for Losses resulting from the negligence or willful misconduct of the Lender or JH or their employees, agents, or representatives.

10. JOINT VENTURE

10.1 Nothing contained in this Agreement shall be construed as establishing an employer/employee relationship between the Lender and the Company. Accordingly, except as required by applicable law, the Lender shall be responsible for any and all income and other tax payments required by any applicable taxing authority. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners or joint ventures. Neither party shall have any power to bind the other in any manner whatsoever, other than as otherwise stated in this Agreement. This paragraph shall survive termination of this Agreement.

11. GENERAL

11.1 Time shall be of the essence in this Agreement.

11.2 This Agreement shall be governed and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

11.3 The parties shall sign such further and other documents and agreements and do and perform and cause to be done and performed such further and other acts as may be necessary or desirable to give full force and effect to this Agreement and every part hereof.

11.4 If any provision of this Agreement is invalid or unenforceable, the remainder of this Agreement will not be affected thereby, and each covenant, obligation or provision of this Agreement will separately be valid and enforceable to the fullest extent permitted by law.

11.5 The terms contained in this Agreement constitute the entire agreement between parties with respect to the subject matter of this Agreement and cancel and supersede any prior understandings or agreements between the parties with respect to that subject matter.

11.6 This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. This Agreement may be delivered by fax or other form of electronic means of recorded communication.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

)	BLENDER BITES LIMITED
)
)	Per:
)
)		Name: Chelsie Hodge
)		Title: Chief Executive Officer
)		I have the authority to bind the corporation

)	HOUGH, INC.
)
)	Per:
)
)		Name: Julianne Hough
)		Title: Director
)		I have the authority to bind the corporation

Schedule "A"

to the collaboration agreement entered into between

Blender Bites Limited and Hough, Inc. f/s/o Julianne Hough

DESCRIPTION OF SERVICES AND PRODUCED CONTENT

During the Term of this Agreement, the Lender will arrange for JH to provide the following services to the Company in accordance with the terms of this Agreement:

• participate in (at JH's option, in person or via phone or video conference) up to three (3) strategic planning sessions surrounding the marketing of the Product, each not to exceed one (1) hour (dates and timings to be mutually approved);

• participate in the creation and development of at least one additional Product SKUs;

• three (3) production days (each a "Production Day") for content and marketing needs (each not to exceed four (4) consecutive hours, exclusive of hair, make-up, wardrobe, and breaks) on dates/times and at locations to be mutually determined (and at JH's election, requiring no travel by JH);

• one (1) press day/product launch event in Los Angeles, California or New York (at JH's election) on a mutually approved date; may include photo opportunity, media event, in- studio broadcast booking, phone block, consumer activation, as mutually approved in advance;

• reasonable efforts to participation in a reasonable number of mutually approved media opportunities (video, print, online, podcasts), including interviews with mutually approved media outlets to be approached in a collaborative manner, whereby the parties can review and discuss potential opportunities as they are presented. This shall include at least two press interviews per quarter dedicated to Blender Bites; and

• social media postings on Twitter, Instagram, Facebook and/or TikTok, specifically: (a) three (3) unique static posts published concurrently to Twitter, Instagram and Facebook; (b) five (5) unique videos shared concurrently on Instagram Reels and TikTok; and (c) five (5) unique videos shared to Instagram Stories, all related to the Company and/or the Product (dates and timings of social media posts to be mutually approved).

In connection with the foregoing, at Company's request, the Lender agrees to supply social analytics to Company regarding backend insights which are only available from the social media account administrator.